EXHIBIT 10.41

2013 Executive Annual Incentive Plan. For 2013, annual incentive awards will be based upon the extent of achievement of target levels of performance relating to corporate net income and corporate and business unit revenue. For awards to Fortegra's Chief Executive Officer (“CEO”) and other corporate executive officers, 50% of the award will be based upon the achievement of Fortegra's total revenue target, to be paid in cash, and 50% of the award will be based upon the achievement of Fortegra's earnings per share target, to be paid in restricted stock. For awards to Fortegra's executive officers assigned to a Fortegra business unit, 33.3% of the award will be based upon the achievement of Fortegra's total revenue target, to be paid in cash, 33.3% of the award will be based on the achievement of Fortegra's earnings per share target, to be paid in restricted stock, and 33.3% of the award will be based upon the achievement of the applicable business unit's total revenue target, to be paid in cash. Awards of restricted stock will be made pursuant to the 2010 Omnibus Incentive Plan and will vest 50% on each of March 1, 2014 and March 1, 2015.

For 2013, the annual incentive plan target award opportunities, as a percentage of base salary, are 50% of base salary for Fortegra's CEO and the Presidents of the Payment Protection and Motor Clubs divisions, and 37.5% of base salary for each other executive officer. The Compensation Committee also set threshold and maximum performance levels. In the event a threshold level of performance (or 95% of target) is achieved, the target award reduced by 50% will be paid. In the event the maximum level of performance (or 110% of target) is achieved, the target award increased by 25% will be paid.